Exhibit 10.9

Employment Agreement

This Employment Agreement (“Agreement”) is made on March 9, 2009 between GrubHub, Inc., a Delaware corporation (the “Corporation”) and Matthew Maloney (“Employee”).

WITNESSETH:

WHEREAS, the Corporation is in the restaurant delivery facilitation business (the “Business”), with current operations located in Chicago, New York, Boston and San Francisco, and plans to expand the Business to other metropolitan areas and locations of high population density, including areas near professional office space, business developments, colleges and universities; and

WHEREAS, as of the date hereof, Employee has been employed as an “at will’’ employee by the Corporation; and

WHEREAS, the Corporation is currently negotiating the terms of a financing transaction whereby the Corporation would issue shares of its newly authorized Series B Preferred Stock to certain investors (the “Purchasers”) in exchange for a capital investment of $2,000,000.00, pursuant to the terms of a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, as a condition to and an inducement for the Purchasers entering into the Purchase Agreement, the Purchasers have required that Employee execute and deliver this Agreement, which shall, from and after the date hereof, govern Employee’s employment activities with the Corporation; and

WHEREAS, Corporation desires to employ Employee as an employee of the Corporation, and Employee desires to accept such employment, upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Corporation and Employee hereby agree as follows:

1.	Incorporation of Recitals.

The above recitals are, and shall be construed to be, an integral part of this Agreement. The parties hereto acknowledge and agree that this Agreement formalizes in writing certain understandings and procedures which have been in effect since the time Employee was initially employed and/or engaged by the Corporation.

2.	Scope of Employment.

A. The Corporation agrees that during the term of this Agreement, the Corporation shall employ Employee to perform such duties and exercise such authority which are of the type and nature normally assigned to such employees of a corporation of the size, stature, and nature of the Corporation, as the Board of Directors of the Corporation may from time to time assign.

B. Employee hereby accepts such employment and agrees that during the term of this Agreement that:

(i) Employee will perform such duties in the foregoing capacity, and agrees that fiduciary duties normally applicable to corporate officers, including, without limitation, those of loyalty and due care, shall be applicable to Employee;

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(ii) Employee will devote his working time and attention, as well as his best efforts and abilities to the performance of his duties hereunder and to the affairs of the Corporation, and shall not engage in any other gainful employment or other provision of services to a third party, or other commercial or business activity without the prior written consent of the Corporation;

(iii) Employee will not engage in any other activities which conflict, interfere with or otherwise adversely affect in any way the proper discharge of his duties hereunder and compliance with the covenants of Employee contained herein; and

(iv) Employee will comply with all lawful policies which from time to time may be in effect at the Corporation or adopted by the Corporation and conveyed to Employee.

3.	Compensation.

As compensation for the services to be performed by Employee hereunder, the Corporation agrees to pay to Employee, and Employee agrees to accept, the following:

A. Base Compensation. Employee shall receive Base Compensation during the term of this Agreement commencing on the date of this Agreement at the salaried rate of $130,000.00 per annum in respect of his employment hereunder, less applicable payroll deductions required by law. Such Base Compensation shall be paid in substantially equal semi-monthly installments, or more frequently in accordance with the policies of the Corporation.

B. Bonus Based on Budget. Employee shall be granted a bonus of up to $20,000 for meeting certain criteria agreed on between Employee and the Compensation Committee in the Bonus Compensation Plan attached hereto as Schedule 3B. Additionally, a portion of such bonus may also be awarded at the discretion of the Compensation Committee if the criteria of the Bonus Compensation Plan are not met.

C. Discretionary Bonus for Exceeding Budget. Employee shall also be eligible for an additional bonus of up to $20,000, with such amount to be determined in the discretion of the Compensation Committee in accordance with criteria established between the Employee and the Compensation Committee. Such criteria shall also be set forth in the Bonus Compensation Plan set forth on Schedule 3B attached hereto.

D. Employee Benefits. In addition to Employee’s Base Compensation, the Corporation shall make available to such Employee, during the term hereof:

(i) Participation in any plans, to the extent such plans are available to all similarly situated employees (unless restricted due to Employee’s income level), which are from time to time offered to the Corporation’s employees with respect to group health, life, accident and disability insurance or payment plans, retirement plans, profit sharing or similar employee benefits, if any.

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(ii) Two (2) weeks (i.e. ten business days) paid annual vacation, accrued based upon time employed, as well as paid holidays designated as such by the Corporation, and other fringe benefits regularly provided to the similarly situated employees of the Corporation;

(iii) Over the five years from the date hereof, Employee is entitled to reimbursement of up to $15,000 in educational expenses incurred by Employee after the date of this Agreement. Such reimbursement shall not be more than $5,000 in any calendar year; and

(iv) Except as set forth in this subparagraph, the Corporation shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with Employee’s performance of services hereunder. The Corporation shall reimburse Employee for such expenses as soon as it is practicable in accordance with the Corporation’s reimbursement policy following submission to the Corporation by Employee of a written itemized account of such expenditures, together with receipts therefor, all in accordance with the Corporation’s policy and with applicable law, rules and regulations governing deductibility of such amounts under the Internal Revenue Code of 1986, as amended.

4.	Termination.

A. Termination by the Corporation with Cause. The Corporation may terminate Employee’s employment with “Cause” as hereafter defined in this Section 4.A. upon written notice. “Cause” shall mean: (i) any conduct which constitutes a felony under applicable law (except for traffic violations); (ii) any act constituting dishonesty or immoral conduct which causes material harm to the Corporation or its reputation; (iii) gross negligence or willful misconduct in the performance of Employee’s duties that has not been cured within ten (10) days after written notice from the Corporation; (iv) intentional and material damage to the Corporation’s material property that has not been cured within ten (10) days after written notice from the Corporation; (v) Employee’s failure to abide by or with the directives of the Board that has not been cured within ten (10) days after written notice the Corporation; or (vi) material breach of a written agreement between the Corporation and the Employee that has not been cured within ten (10) days after written notice from the Corporation. Notwithstanding the above, Employee shall not be provided the opportunity to cure Employee’s repeated or persistent actions, failures or omissions occurring within a three month period which constitute Cause (in the absence of cure) hereunder and which would otherwise be curable but for such reoccurrence. In the event that Employee is terminated with “Cause,” Employee shall only be entitled to the payment of Employee’s then-current accrued, unpaid Base Compensation and accrued unused vacation, each prorated through the date of termination, payable in accordance with the Corporation’s normal payroll schedule, less federal and state income tax withholding, customary employee deductions and other deductions required by law.

B. Termination by the Corporation Without Cause. The Corporation may terminate Employee’s employment without Cause upon fourteen (14) days written notice. In the event that Employee is terminated without Cause, Employee shall be entitled to (i) payment of Employee’s then-current accrued, unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, (ii) such additional payments as may be made pursuant to Section 5, plus (iii) an amount in respect of individual severance pay equal to 6 months Base Compensation. Any payments made pursuant to this Section 4.B. shall be paid over the 6 month period commencing from the date of termination in accordance with the Corporation’s normal payroll schedule, less federal and state income tax withholding, customary employee deductions and other deductions required by law; provided, that the Corporation shall have no obligation to make any payments pursuant to this Section 4.B. (except for those described in (ii) hereof) if Employee breaches or is found by the Corporation to have breached any provisions of this Agreement following the date of termination. During the fourteen (14) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in arranging for an orderly transference of his responsibilities.

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C. Termination by Employee Without Good Reason. Employee may terminate his employment without Good Reason (as defined below) upon thirty (30) days prior written notice. In the event that Employee terminates his employment without Good Reason, Employee shall be provided with payment of Employee’s then-current unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, payable in accordance with the Corporation’s normal payroll schedule, less federal and state income tax withholding, customary employee deductions and other deductions required by law. During the thirty (30) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in locating and training Employee’s successor and arranging for an orderly transference of his responsibilities.

D. Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason. “Good Reason” shall mean: (1) a breach by the Corporation of a material term or condition of this Agreement or any other agreement between Corporation and Employee which is not cured or remedied within ten (10) days following Employee’s giving written notice of such breach to the Board; (2) a reduction in the Employee’s annual base salary below $130,000; (3) a material adverse change in the employment benefits available to the Employee, if such change does not similarly affect all employees of the Corporation eligible for such benefits: (4) a material reduction in Employee’s duties, responsibilities or authority (including reporting relationships) as then in effect; or (5) a requirement to relocate, except for relocations that would not increase the Employee’s one-way commuting distance by more than 35 miles. Employee shall provide the Corporation thirty (30) days prior written notice of his intention to resign for Good Reason which states his intention to resign and sets forth the reasons therefore, and any resignation without delivery of such notice shall be considered to be a resignation for other than Good Reason. In the event that Employee terminates his employment for Good Reason, Employee shall be provided with (i) payment of Employee’s then-current unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, plus (ii) an amount in respect of individual severance pay equal to 6 months Base Compensation. Any payments made pursuant to this Section 4.D. shall be paid over the 6 month period commencing from the date of termination in accordance with the Corporation’s normal payroll schedule, less federal and state income tax withholding, customary employee deductions and other deductions required by law; provided, that the Corporation shall have no obligation to make any payments pursuant to this Section 4.D. if Employee breaches or is found by the Corporation to have breached any provisions of this Agreement following the date of termination. During the thirty (30) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in locating and training Employee’s successor and arranging for an orderly transference of his responsibilities. Employee acknowledges that bonuses and incentive compensation for periods after 2009 may be set and changed from time to time by the Corporation and that reductions therein shall not constitute Good Reason.

E. Termination Due to Employee’s Death or Disability. The Corporation may terminate Employee’s employment upon disability, and Employee’s employment shall in any event terminate upon death. In the event that Employee’s employment is terminated due to Employee’s death or disability, Employee (or Employee’s legal representatives) shall be paid (i) Employee’s then-current unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) such additional payments as may be provided pursuant to Section 5. Any payments made pursuant to this Section 4.E. shall be paid in accordance with the Corporation’s normal payroll schedule, less federal and state income tax withholding, customary employee deductions and other deductions required by law. For purposes of this Agreement, a “disability” shall be deemed to have occurred if, in the reasonable judgment of the Corporation, the Employee has failed to or is unable to perform fully his duties to the

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Corporation on account of illness or physical or mental incapacity and such illness or incapacity continues for a period of at least ninety (90) consecutive days or for a period of any seventy (70) business days (which, for purposes of this Agreement, shall be deemed to mean any day other than a Saturday, Sunday or normal holiday for Corporation employees) in any period of three hundred and sixty-five (365) consecutive days.

F. Employee Release. Upon termination of Employee’s employment for any reason pursuant to this Section 4, Employee shall execute and deliver to the Corporation a general release in a form acceptable to the Corporation. Execution and delivery of such release is a condition to Employee’s receipt of any severance pay described in Sections 4.B and 4.D hereof. If Employee fails to deliver the general release described herein, Employee shall nonetheless comply with all of the restrictive covenants contained in this Agreement regardless of the fact that any payments (severance or otherwise) have not been made or otherwise have stopped.

5.	Disposition of Employee’s Stock upon Termination.

Employee is a party to that certain Restricted Stock Agreement with the Corporation dated November 9, 2007 (“Restricted Stock Agreement”), which provides the Corporation the right to repurchase a certain portion of the Common Stock (as defined in the Restricted Stock Agreement) held by Employee in the event of Employee’s termination. Nothing in this Agreement shall be deemed to amend any of the terms thereof, and in the event of any inconsistencies between this Agreement and the Restricted Stock Agreement, the terms of the Restricted Stock Agreement shall control.

6.	Employee Work Standards

Employee will: a) serve Corporation (and such of its subsidiary or parent companies as Corporation may designate) faithfully, diligently and to the best of Employee’s ability in a loyal and dedicated manner under direction of the Director(s) and Officers of Corporation; b) in the course of employment, devote his/her best efforts and substantially all his/her entire time, attention, energy, experience, talent, expertise and knowledge to the performance of his/her duties to Corporation; c) not engage in any other full time gainful employment or engagement or other commercial or business activity not for the benefit of the Corporation without the prior written consent of the Corporation; and d) not do anything inconsistent with Employee’s duties to Corporation; e) comply with all lawful policies which are in effect at the Corporation and f) perform his/her duties as a professional at all times and will conduct all activities in accordance with the highest professional standards.

7.	Representations, Warranties and Certain Covenants of Employee.

Employee hereby represents, warrants and covenants to the Corporation that:

A. Employee is not subject to any agreement, including any confidentiality, non solicitation, non competition, or invention assignment, agreement or other restrictive covenant, whether oral or written, which would in any way restrict or prohibit Employee’s ability to execute this Agreement, perform Employee’s obligations under this Agreement or otherwise comply with the terms of this Agreement;

B. Employee has respected and at all times in the future will continue to respect the rights of Employee’s previous employees) in trade secret and confidential information (including with respect to proprietary documents, computer software programs, computer discs, customer lists, and any other material which is proprietary to Employee’s previous employer(s)) in accordance with applicable agreements, if any, and applicable law;

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C. Employee has left with Employee’s previous employers all proprietary documents, computer software programs, computer discs, customer lists, and any other material which is proprietary to Employee’s previous employer(s), has not taken copies of any such materials and will not remove or cause to be removed any such material or copies of any such material from such previous employer(s) in violation of Employee’s agreements, if any, with previous employers;

D. Employee has not (since the date of his employment or engagement with the Corporation) done, and thereafter will not do anything, by contract or otherwise, which would impair the rights of the Corporation in and to any Corporation Developments (as defined below), the Corporation Materials (as defined below), or the ability of Employee to perform Employee’s obligations under this Agreement;

E. Employee shall not, during the term of his employment with the Corporation, do anything or authorize any other person or entity to do anything contrary to the material rights and interests of the Corporation in contravention of Employee’s obligations under this Agreement.

F. The information Employee supplied to the Corporation in connection with Employee’s employment is true, correct, and complete;

G. So long as Employee remains employed by the Corporation, any and all business opportunities from whatever source which Employee may receive or otherwise become aware of in connection with his employment with the Corporation relating to the business of the Corporation shall belong to the Corporation, and unless the Corporation specifically, after full disclosure by Employee of each and any such opportunity, waives its right in writing, the Corporation shall have the sole right to act upon any of such business opportunities as the Corporation deems advisable; and

H. Employee has no inventions, improvements, discoveries, software or writings useful to the Corporation in the normal course of its business, which were conceived, made or written prior to the commencement of my employment or engagement with the Corporation and which are excluded from this Agreement, except as described in Schedule 7H attached hereto.

8.	Work for Hire and Invention Assignment.

8.1 Employee agrees to promptly disclose to the Board of Directors of the Corporation any and all inventions, improvements, methods, processes, concepts, secrets, ideas, trademarks, designs, technologies, computer software, software code, original works of authorship, formulas, discoveries, patentable subject matter, copyrightable works, products, marketing and business ideas, and all other improvements, know-how, data, rights, and claims related to the foregoing, whether or not patented or patentable, or subject to copyright, trademark or service mark protections, and whether or not reduced to practice, which are made, conceived, developed or written by Employee during the term of employment with the Corporation and either in connection with the duties of Employee, or which are capable of being used by the Corporation in connection with its business (collectively, “Developments”), including those which: (i) relate to the Corporation’s current or contemplated business or activities; (ii) relate to the Corporation’s actual or demonstrably anticipated research or development; (iii) result from any work performed by Employee for the Corporation; (iv) involve the use of the Corporation’s equipment, supplies, facilities or trade secrets; (v) result from or are suggested by any work done by the Corporation or at the Corporation’s request, or any projects specifically assigned to Employee; or (vi) result from

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Employee’s access to any of the Corporation’s memoranda, notes, data, formulae, specifications, inventions, processes, equipment or other materials (the items in this clause (vi) collectively, “Corporation Materials’’). All such Developments shall belong to and become the property of the Corporation. The provisions of this Section shall not apply to developments for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which were developed on the Employee’s own time, unless (i) the development relates to the business of Corporation or to the Corporation’s actual or demonstrably anticipated research or development, or (ii) the development results from any work performed by the Employee for the Corporation.

8.2 Employee agrees that any and all work performed hereunder and any resulting Developments shall be “work made for hire” within the meaning of the Copyright Act of 1976, as amended. Employee hereby assigns to the Corporation his or her entire right, title and interest in said Developments. Furthermore, Employee shall execute all instruments of assignment and any other documents requested by Corporation relating to the Corporation’s ownership of any and all Developments or to applications for patents, copyrights and trademarks and the enforcement and protection thereof.

8.3 Employee shall mark all Developments with the Corporation’s copyright or other proprietary notice as directed by the Corporation and shall take all actions deemed necessary by the Corporation to protect the Corporation’s rights therein including, without limitation, the maintenance of such item in confidence to the same degree as required for Confidential Information (as herein defined) or as otherwise instructed by the Corporation. In the event that the Developments shall be deemed not to constitute works made for hire, or in the event that Employee should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Developments, Employee agrees to assign to the Corporation, without further consideration, Employee’s entire right, title and interest therein.

8.4 Employee agrees to keep and maintain adequate and current written records of all Developments and their development made by Employee (solely or jointly with others) during the term of Employee’s employment with the Corporation. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Corporation. These records will be available to and remain the sole property of the Corporation at all times.

8.5 Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing (“Intellectual Property”), that Employee does not believe to be a Development, but that is conceived, developed, or reduced to practice by the Corporation (alone by Employee or with others) during the Employee’s employment with the Corporation and for six months thereafter, shall be disclosed promptly by Employee to the Board of Directors of the Corporation (such disclosure to be received in confidence). The Corporation shall examine such information to determine if in fact the Intellectual Property is a Development subject to this Agreement.

8.6 Because of the difficulty of establishing when any Developments are first conceived by Employee, or whether they result from Employee’s access to Confidential Information or Corporation Materials, Employee agrees that any Development shall, among other circumstances, be deemed to have resulted from Employee’s access to Corporation Materials if; (i) it grew out of or resulted from Employee’s work with the Corporation or is related to the business of the Corporation, and (ii) it is made, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed thereon, by Employee or with Employee’s significant aid, within six months after termination of Employee’s employment with the Corporation.

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8.7 Employee further agrees to reasonably assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents, copyrights, or other rights or registrations with respect to Developments in any and all countries, and to that end will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Corporation alone (unless the Corporation otherwise directs) letters patent, copyrights, or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and

(iii) to cooperate with the Corporation (but at the Corporation’s expense) in any enforcement or infringement proceeding on such letters patent, copyright or other analogous protection.

9.	Covenant

9.1 Covenant.

Employee acknowledges and agrees that:

A. During the course of Employee’s employment with the Corporation, Employee will learn about, will help to develop and will develop, and will be entrusted in strict confidence with (1) confidential and proprietary information and trade secrets that are or will be owned by the Corporation and are not available to the general public or the Corporation’s competitors concerning the Corporation, including its sales, operations, financial condition, financial projections, profit margins, personnel matters (including the identity of the Corporation’s top-performing personnel, hiring criteria, and training techniques), intermediate and long-term business goals and strategic plans, promotional strategies and techniques, pricing and cost structure of services, customer identities, customer relationship histories, customer records, customer service matters, customer preferences, needs and idiosyncrasies, formal customers and prospects, identity of vendors and suppliers, special vendor and supplier pricing and delivery terms, computer programs and codes, research and development, specifications, algorithms, processes, formulas, methods, technical data, know-how, compilations, designs, drawings, photographs, other machine-readable records, business activity and other confidential aspects of the Corporation and its business and operations; (2) information which the Corporation will be required to keep confidential in accordance with confidentiality obligations to third parties; and (3) other matters and materials belonging to or relating to the internal affairs of the Corporation, including information recorded on any medium which gives it an opportunity to obtain an advantage over its competitors which do not know or use the same or by which the Corporation derives actual or potential value from such matter or material not generally being known to other persons or entities which might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the “Confidential Information”);

B. It is imperative that the Employee treat whatever information Corporation wants to protect from disclosure as genuinely “Confidential,” i.e. restricting access by pass code, stamping hard copies of customer and prospect lists “Confidential,” and restricting access to the customer and prospect lists except by personnel, and the like.

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C. The Corporation has developed or purchased and will develop or purchase the Confidential Information at substantial expense in a market in which the Corporation faces intense competitive pressure, and the Corporation has kept and will keep secret the Confidential Information;

D. The Corporation’s customer relationships are or will be near permanent and such relationships are significant assets belonging to the Corporation which have been or will be developed through a substantial investment of time, effort, and expense in the Corporation’s worldwide market, and, as a result of Employee’s employment with the Corporation, (i) Employee will have contact with such customers which he would not otherwise have had and (ii) such customers will associate the Corporation’s goodwill with Employee;

E. The Corporation has developed and will develop a wealth of intimate knowledge regarding its customers, and the identity of the Corporation’s customers is not generally known in the communities in which the Corporation’s businesses are located; and, for these and other reasons, the Corporation has a legitimate, protectable interest in the identity of its customers and the method of operations of its Business;

F. Employee’s skills in the area of Corporation’s Business will be developed and enhanced as a result of Employee’s employment relationship with the Corporation;

G. The Corporation has a legitimate interest in protecting the goodwill, customer information, customer relationships, and use of Employee’s skills by means of enforcement of the restrictive covenants set forth in this Agreement;

H. Nothing in this Agreement shall be deemed or construed to limit or take away any rights the Corporation may have, at any time, under common law or as to any of the Confidential Information that constitutes a trade secret under the Illinois Trade Secrets Act or common law.

I. For purposes of this Agreement, “customer” or “client” includes any person or entity (including, but not limited to, state, local, municipal or federal government entities) who is then a customer or client of the Corporation, or its affiliates or subsidiaries, and any person or entity who was a customer or client at any time during the preceding thirty-six months, and any prospective customers or clients with which Employee has knowledge (actual or constructive) that the Corporation has been either actively marketing (which shall include, without limitation, the delivery by Corporation of an informal or formal proposal during the prior one year period) or soliciting the sale of the Corporation’s products or services to it, or negotiating with the prospect to become a customer or client of the Corporation.

9.2 Confidentiality Covenants.

In consideration of Employee’s employment and compensation and other consideration described herein, Employee acknowledges and agrees that:

A. To the extent that Employee developed or had access to Confidential Information before entering into this Agreement, Employee represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity, and he has not disclosed, directly or indirectly, to any other person or entity, other than the Corporation, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means not involving an act or omission by Employee or the Corporation’s other employees or independent contractors:

(i) The Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

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(ii) Employee shall use his best efforts and the diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation, or other entity;

(iii) Unless the Corporation gives Employee prior express written permission, during his employment and thereafter, Employee shall not use for his own benefit, or divulge to or use for the benefit of any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Employee may obtain, learn about, develop, or be entrusted with as a result of Employee’s employment by the Corporation; and

(iv) Except in the ordinary course of the Corporation’s Business, Employee shall not seek or accept any Confidential Information from any former, present, or future contractor or employee of the Corporation.

B. Employee also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Employee has committed to memory, is supplied or made available by the Corporation to Employee solely to assist him in performing his duties under this Agreement. Employee further agrees that upon termination of his employment with the Corporation for any reason:

(i) Employee shall not remove from Corporation property, and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

(ii) Employee shall immediately return to the Corporation any and all other Corporation property belonging to or within the custody or possession of the Corporation or as to which the Corporation has the right of possession, in his possession, custody or control, including, without limitation, all internal manuals, customer or client work papers, data, software, and other written materials (and all copies thereof) prepared for internal use by the Corporation or used in connection with the Business or operations of the Corporation, any and all keys, security cards, passes, credit cards, and marketing literature.

10.	Return of Material.

Upon termination of employment with Corporation, and regardless of the reason for such termination, or upon the Corporation’s request, Employee will leave with, or promptly return to Corporation and its customers all documents, records, notebooks, magnetic tapes, disks, computers, network hardware, and other materials, including all copies in his/her possession or control which contain Confidential Information of Corporation and its customers and prospects or any other information concerning Corporation and its customers, prospects, products, services or customers, whether prepared by the Employee or others, including, without limitation, Corporation Materials and Developments.

11.	Non-Solicitation of Employees.

In consideration of his employment and compensation and other consideration described herein, Employee agrees that Employee will not during both the term of this Agreement and the twenty four (24)

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months following the termination of Employee’s employment, without the written consent of the Corporation, for any reason, directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is engaged by the Corporation as an employee, agent, independent contractor or otherwise, to terminate his/her employment or engagement, nor shall Employee prior to the expiration of such period, directly or indirectly, solicit for employment or engagement; employ or engage, attempt to employ or engage, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

12.	Non-Solicitation of Customers.

In consideration of his employment and compensation and other consideration described herein, Employee agrees that prior to the termination of and for a period of twenty four (24) months immediately following the termination of Employee’s employment with the Corporation, Employee will not, either for himself or on behalf of any other person or entity, directly or indirectly, solicit, attempt or offer to provide services or products or provide services or products, competitive with those services rendered or products sold by or on behalf of the Corporation during the term of this Agreement, to any past or present customer or client (each as defined in Section 9.1) of the Corporation.

13.	Covenants Not To Compete and Anti-Piracy.

13.1 Employee acknowledges that the services rendered by Employee on behalf of the Corporation are of a special and unique character, and that during the performance of such services, Employee will acquire, because of the special relationship among the Corporation, Employee and the Corporation’s customers and clients, valuable information, trade secrets, customer lists, proprietary information, financial information and unique skills. Accordingly, Employee covenants, in consideration of Employee’s employment and compensation and other consideration described above, that while Employee is employed by the Corporation and for the Noncompete Period (as herein defined) after the termination of Employee’s employment with the Corporation, Employee shall not without the prior written consent of the Corporation, (i) directly or indirectly, engage in any activity which is competitive with the Business of the Corporation in the United States, or (ii) own, manage, join, invest in, finance or control, accept employment with, or provide consulting or advisory services to, directly or indirectly, any Competitive Business. “Noncompete Period” shall mean (i) in the case of termination by Company of Employee for Cause or by Employee without Good Reason, a period of twenty-four (24) months or (ii) in the case of termination by Company Without Cause or by Employee for Good Reason, a period of twelve (12) months.

13.2 “Competitive Business” shall mean any person, firm, corporation, proprietorship, partnership or other entity or commercial venture that is in the restaurant delivery facilitation business within the United States. Nothing contained in this Agreement shall prevent Employee from owning, directly or indirectly, solely for investment purposes up to one percent (1.0%) of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market or from having a passive ownership interest in any entity, provided such entity does not operate a Competitive Business.

13.3. Employee acknowledges that in the event that Employee’s employment with the Corporation terminates, Employee will be able to earn a livelihood without violating the foregoing covenants.

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14.	Equitable Relief.

Employee acknowledges and agrees that the business of the Corporation is highly competitive, and that violation of any of the covenants and agreements provided for in Sections 7-13 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Employee agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation for any actual or threatened violation of any of said covenants or agreements or the Corporation shall engage legal counsel or incur other costs and expenses related to the enforcement of said covenants or agreements, Employee shall be liable to the Corporation to the extent the Corporation is the prevailing party in such proceedings (or in the absence of a proceeding, to the extent the services of attorneys and the incurrence of such other costs and expenses were reasonably required for the Corporation’s enforcement of the provisions of this Agreement, as determined by the Corporation’s Board of Directors) for all reasonable costs and expenses of any kind, including reasonable attorneys’ fees, which the Corporation has incurred in connection with such proceedings or enforcement activities, including, without limitation, in connection with the enforcement of the provisions of this Section 14. Employee acknowledges that in the event that Employee’s employment with the Corporation terminates, Employee will be able to earn a livelihood without violation of the aforesaid covenants of this Agreement.

15.	Nature of Relationship.

This agreement clarifies certain rights and duties of Corporation and Employee. Corporation and Employee each acknowledge and agree that Employee’s employment with Corporation is not for any duration and that such employment and/or this Agreement may be terminated by either Corporation or Employee at any time and for any reason, with or without cause, in accordance with the terms of this Agreement; provided, however, that Employee agrees he/she shall give Corporation thirty (30) days prior written notice of Employee’s intent to resign/terminate. Subject to the other provisions of this Agreement, Employee recognizes he is employed as an “at-will” employee and that this Agreement and Employee’s employment with the Corporation may be terminated at any time by the Corporation and at Corporation’s sole discretion.

16.	Outside Activities

Employee agrees that during the period of his/her engagement, Employee will not, without Corporation’s prior written approval, directly or indirectly engage in any outside employment or consulting activity relating to any line of business which Corporation and its customers are engaged, or which would otherwise conflict with or adversely affect in any way Employee’s performance of his/her engagement obligation to Corporation.

17.	Binding Effect and Benefit.

The provisions hereof shall be binding upon, and shall inure to the benefit of, Employee, his heirs, executors, and administrators as well as to Corporation, its successors, and assigns; however, Employee’s services under this personal services contract are not assignable by Employee.

Employment Agreement – Grubhub/Maloney	Page 12 of 17

18.	Waivers.

No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver thereof by any party of any right or remedy shall preclude the exercise or further exercise thereof or the exercise of any other right or remedy.

19.	Governing Law.

This Agreement, its interpretation, performance, enforcement or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of Illinois (without giving effect to principles of conflict of laws). In connection with any judicial proceeding: (i) the parties consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Cook County, Illinois and the parties waive any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any such court or that such forum is inconvenient; (ii) both parties waive personal service and agree that service of any pleading, notice, complaint, etc. may be served by certified or registered mail by one party to the other party at such other party’s address for notices as set forth herein; and (iii) such service shall be deemed effective as if personally served upon the receiving party at its principal place of business or residence. Nothing herein affects the right to serve process in any other manner permitted by law.

20.	Severability; Interpretation.

Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provisions of this Agreement (including but not limited to Sections 9-13) or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances. Headings used in this Agreement are for convenience of reference only.

21.	Entire Agreement.

Any and all prior discussions, understandings, and agreements, whether written or oral, express or implied, including, without limitation, any offer letter, held or made between Employee and the Corporation are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement of the parties with regard to the matters addressed herein, and this Agreement is entered into with no party relying on any statement or representation made by any other party which is not contained in this Agreement.

22.	Amendments.

This Agreement may be modified, amended or supplemented only by execution of a written instrument signed by both Employee and the Corporation.

Employment Agreement – Grubhub/Maloney	Page 13 of 17

23.	Survival.

The provisions of Sections 4, 5, 7-14 and 17-26 shall survive any termination of Employee’s employment hereunder and any termination or expiration of this Agreement.

24.	Notice.

Any notices or communications hereunder will be deemed sufficient if made in writing and hand-delivered, or if sent by facsimile with confirmation of transmission retained, or if mailed, postage prepaid, registered or certified mail, return receipt requested, or if sent by nationally recognized overnight courier, to the following addresses:

If to the Corporation:	If to Employee:

GrubHub, Inc.	Matthew Maloney
1440 N Dayton, Suite 100	GrubHub, Inc.
Chicago, IL 60622	1440 N Dayton, Suite 100
Attention: Chairman of the Board of Directors	Chicago, IL 60622

or to such other address as either party may designate for such party by written notice to the other given from time to time in the manner herein provided, and in the case of any notice to the Corporation, the address of the Chairman of the Board of Directors.

25.	Presumptions.

In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn because the attorneys for one of the parties drafted the Agreement.

26.	Counterparts.

This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument.

In Witness Whereof, this Agreement has been executed and delivered by the parties hereto as of the date set forth above.

Corporation: GrubHub, Inc.		Employee:

By:

(signature)

Name:	Chuck Templeton	Name:	Matthew Maloney

Title:	Authorized Rep & Member of Comp Committee

Employment Agreement – Grubhub/Maloney	Page 14 of 17

Caution to Employee: THIS AGREEMENT AFFECTS IMPORTANT RIGHTS INCLUDING, WITHOUT LIMITATION, RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THAT EMPLOYEE MAY DEVELOP DURING HIS OR HER EMPLOYMENT. DO NOT SIGN IT UNLESS YOU HAVE READ IT CAREFULLY AND ARE SATISFIED THAT YOU UNDERSTAND IT COMPLETELY.

Employment Agreement – Grubhub/Maloney	Page 15 of 17

Schedule 3B

Bonus Compensation Plan

Bonus Targets

Employee shall be eligible to receive bonus compensation up to $40,000 (the “Aggregate Bonus Pool”) for the calendar year. The Aggregate Bonus Pool shall be awarded to Employee in accordance with the Corporation meeting certain revenue projections (the “Revenue Target”) and certain profit and loss projections (the “P/L Target”) as set forth by the Board of Directors in the approved budget for the Company and incorporated by the Compensation Committee for the purposes hereof (the “Budgeted Targets”). Target levels and corresponding bonus eligibility are set forth as follows:

Target 1 – $20,000 Eligible Bonus Payment

a.	If the Revenue Target and P/L Target are within 10% of the Budgeted Targets, then Employee shall be entitled to a bonus payment of $20,000.

b.	If only the Revenue Target or only the P/L Target is within 10% of the Budgeted Targets (but not both), then Employee shall be entitled to a bonus payment of $10,000. Further, the Compensation Committee shall in its sole discretion decide if any portion of the other possible $10,000 shall be paid to Employee as a bonus payment.

c.	Discretionary Portion. If the Corporation fails to achieve at least 90% of either the Revenue Target or the P/L Target, the Compensation Committee shall in its sole discretion determine if any bonus compensation and what amount from the Aggregate Bonus Pool shall be paid to Employee.

Target 2 - $20,000 Eligible Bonus Payment

If the Corporation exceeds both the Revenue Target and the P/L Target by more than 10% over the Budgeted Targets, then the Compensation Committee in its sole discretion shall award any portion of the remaining Aggregate Bonus Pool (which is equal to $20,000) to Employee.

Review of Bonus Compensation Plan

The Compensation Committee has the right to review and revise the Bonus Compensation Plan in light of Company developments. The Compensation Committee must at a minimum review such plan prior to the July Board of Directors meeting. Any changes made to such plan require a unanimous vote of the Compensation Committee.

Payment of Earned Bonus

Any bonus compensation due to Employee under the Bonus Compensation Plan will be paid in December of the year earned or in January of the subsequent year in the discretion of the Compensation Committee. Employee must continue to be employed with the Corporation to be eligible to receive any bonus compensation.

Employment Agreement – Grubhub/Maloney	Page 16 of 17

Schedule 7H

Excluded Inventions

Employee describes below, or on additional pages if necessary, in specific terms, the following inventions, improvements, discoveries, software or writings which Employee represents are presently in existence and have not been derived from any Developments, Corporation Materials, or Confidential Information:

None.

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